Exhibit 10.4

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 16, 2024, by and among Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company”), Fathom Digital Manufacturing Intermediate, LLC, a Delaware limited liability company (“Parent”) and the undersigned stockholders of the Company (collectively, the “Supporting Holders,” and each, a “Supporting Holder”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, in order to induce the Company to enter into the proposed Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, Parent, Fathom Digital Manufacturing Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, Fathom Digital Manufacturing Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company Merger Sub, and Fathom Holdco, LLC, a Delaware limited liability company, the Supporting Holders have agreed to enter into this Agreement with respect to the total number of shares of Company Common Stock set forth on Exhibit A (the “Covered Shares”) that are held beneficially and of record by the Supporting Holders as set forth next to each such Supporting Holder's name on Exhibit A.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I AGREEMENT TO VOTE

1.1
Voting.
(a)
During the period commencing from the date hereof until the Termination Date (as defined below), each Supporting Holder hereby irrevocably and unconditionally agrees to consent to and vote (or cause to be voted), in person or by proxy at any meeting of the stockholders of the Company (including the Company Stockholder Meeting (and at any adjournment or postponement thereof)), however called, all Covered Shares owned by such Supporting Holder (i) in favor of the adoption of the Merger Agreement and the approval of the Company Merger; (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement; (iii) in favor of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to obtain the Requisite Stockholder Approval made in accordance with Section 6.3(b) of the Merger Agreement; and (iv) against (A) any Acquisition Proposal or (B) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, materially impede or materially delay the consummation of the Merger Agreement, the Mergers or the other Transactions in any material respect or would reasonably be expected to result in any of the Company's obligations under the Merger Agreement not being satisfied (the matters described in the foregoing clauses (i)-(iv), collectively, the “Supported Matters”). For the avoidance of doubt, other than with respect to the Supported Matters, no Supporting Holder has any obligation to vote the Covered Shares in any particular manner and, with respect to any matters other than the Supported Matters, each Supporting Holder shall be entitled to vote its Covered Shares in its sole discretion.

(b)
Each Supporting Holder agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in Section 1.1(a).
1.2
Company Board Recommendation Change. In the event of a Company Board Recommendation Change made in compliance with the terms of the Merger Agreement, then during the pendency thereof, the aggregate number of shares of Company Common Stock that shall be considered Covered Shares hereunder shall be reduced (with such reduction applying to each Supporting Holder on a pro rata basis in accordance with each Supporting Holder's relative Covered Shares) without any action by the Company, Parent or any Supporting Holder such that the Covered Shares shall represent in the aggregate (after such reduction) thirty-three percent (33%) of the total voting power of the outstanding shares of Company Common Stock, and upon such occurrence, all references to Covered Shares in Section 1.1 shall be deemed to be such reduced number of shares of Company Common Stock. For the avoidance of doubt, upon any Company Board Recommendation Change, each Supporting Holder shall be permitted to vote any shares of Company Common Stock held by such Supporting Holder that are no longer deemed “Covered Shares” pursuant to this Section 1.2 in its sole discretion.

ARTICLE II REPRESENTATIONS AND WARRANTIES

Each Supporting Holder, severally for itself, hereby represents and warrants to the Company as follows:

2.1
Authorization. Such Supporting Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance by such Supporting Holder of this Agreement and the consummation by such Supporting Holder of the transactions contemplated hereby are within the powers of such Supporting Holder and have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by such Supporting Holder and, assuming due execution and delivery by the Company and Parent, this Agreement constitutes a valid and binding agreement of such Supporting Holder enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
2.2
Non-Contravention. The execution, delivery and performance by such Supporting Holder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation, bylaws or other similar organizational documents of such Supporting Holder; (b) violate any applicable Law; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Supporting Holder is entitled under any provision of any agreement or other instrument binding on such Supporting Holder or

(d) result in the imposition of any Lien (other than Permitted Pledges or pursuant to this Agreement) on any Covered Shares, except in the case of each of clauses (a) through (d) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or otherwise materially adversely affect the performance by such Supporting Holder of its obligations hereunder or prevent, materially delay or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, such Supporting Holder makes no representation or warranty pursuant to this Section 2.2 with respect to the consummation of the Mergers or any consequences thereof.

2.3
Ownership of Covered Shares. Subject to Section 3.1, such Supporting Holder (a) is, and at all times during the term of this Agreement will be, the record and/or beneficial owner of the Covered Shares specified in Exhibit A as being owned by such Supporting Holder (which Exhibit A may be modified pursuant to and in accordance with Section 3.1); (b) has, and at all times during the term of this Agreement will have, (i) sole investment or voting discretion with respect to such Covered Shares and (ii) full power and authority to vote on and consent to matters concerning such Covered Shares, or to exchange, assign, and transfer the Covered Shares; and (c) other than pursuant to this Agreement, such Covered Shares are, and at all times during the term of this Agreement will be, free and clear of any Lien (other than Permitted Pledges and any restrictions created under applicable federal or state securities laws) that would prevent in any way such Supporting Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed. The Covered Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Supporting Holders as of the date hereof. Except pursuant to this Agreement, none of such Covered Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Covered Shares. As of the date hereof, except pursuant to this Agreement, such Supporting Holder has not entered into any Contract granting another Person any right or obligation to purchase or otherwise acquire any of such Covered Shares prior to the Termination Date. As of the date hereof, no proxies have been given by such Supporting Holder in respect of any or all of such Covered Shares other than proxies which have been validly revoked prior to the date hereof.
2.4
No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending against, or, to the knowledge of such Supporting Holder, threatened against, such Supporting Holder that would reasonably be expected, individually or in the aggregate, to materially impair or materially adversely affect the ability of such Supporting Holder to perform such Supporting Holder’s obligations hereunder or to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, none of such Supporting Holder or any of its Affiliates is subject to any Order that would reasonably be expected, individually or in the aggregate, to materially impair or materially adversely affect the ability of such Supporting Holder to perform such Supporting Holder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.
2.5
Finder’s Fees. Except as provided in the Merger Agreement , no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Supporting Holder.

ARTICLE III COVENANTS

3.1
No Proxies for or Encumbrances on or Transfer of Covered Shares. Prior to the receipt of the Requisite Stockholder Approval, each Supporting Holder shall not, without the prior written consent of the Special Committee, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares that is inconsistent with this Agreement; or (b) sell, assign, transfer, encumber or otherwise dispose of, directly or indirectly, or enter into any Contract (other than a Rollover Agreement with respect to Rollover Shares), option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares (any of the foregoing, a “Transfer”). For purposes of this Agreement, a “Transfer” shall not include any Class A Exchange effected by the Supporting Holders or any receipt of Company Class A Common Stock in exchange for the surrender of Class A Units and Company Class B Common Stock in accordance with the terms of the OpCo LLC Agreement. Notwithstanding the foregoing, each Supporting Holder shall be allowed, without the prior written consent of the Special Committee, to Transfer any Covered Shares (x) to effect a pledge of the Covered Shares (including any existing pledge) to any financial institution in connection with any financing transaction (a “Permitted Pledge”) (so long as such pledge does not prevent or otherwise restrict such Supporting Holder from voting such Covered Shares in accordance with the terms of this Agreement prior to any default and foreclosure under the indebtedness underlying such pledge) or

(y) to an Affiliate or any other entity that is controlled or managed, directly or indirectly, by CORE Industrial Partners, LLC, a Delaware limited liability company (“CORE”) or any of its Affiliates (an “Affiliate Transfer” and, together with any Permitted Pledges, the “Permitted Transfers”). Prior to the effectiveness of any Affiliate Transfer, the transferee to such Affiliate Transfer shall agree in writing to be bound by the terms hereof (together with appropriate modifications to Exhibit A) and thereafter the obligations of the transferor shall be of no further force and effect with respect to any Covered Shares so Transferred. Any attempted Transfer of Covered Shares in violation of this Section 3.1 shall be null and void.

3.2
Additional Shares.
(a)
[Intentionally Omitted].
(b)
Each Supporting Holder agrees that any shares of Company Common Stock and/or any other voting securities of the Company acquired (beneficially or of record) after the date hereof by it (including shares of Company Common Stock acquired in connection with the Class A Unit Exchange or any exercise of convertible Equity Securities) or over which such Supporting Holder has the power to vote or direct the voting of (including any shares of Company Common Stock or other voting securities of the Company acquired by means of purchase, stock split, stock dividend or distribution, by reason of any recapitalization, reclassification, reincorporation, exchange of shares or the like, or issued upon the exercise of any equity awards or the conversion of any convertible securities) shall be deemed Covered Shares for all purposes under this Agreement and such Supporting Holder shall be subject to the terms and conditions of this Agreement with respect to such additional shares of Company Common Stock or other voting securities of the Company.
3.3
Waiver of Certain Actions.

(a)
Each Supporting Holder hereby agrees not to commence, participate in or knowingly facilitate, and to take all reasonable actions to opt out of any class in any class action with respect to, any Legal Proceeding, derivative or otherwise, against the Company or any of its Affiliates, Subsidiaries or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or of the consummation of the transactions contemplated thereby or hereby, including any claim challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Transactions).
(b)
Each Supporting Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights of appraisal (including under Section 262 of the DGCL) or rights to dissent from the Mergers that each Supporting Holder may directly or indirectly have by virtue of ownership of the Covered Shares.
(c)
Notwithstanding the foregoing, this Section 3.3 shall not apply to limit in any respect the right or ability of a party hereto (or any Affiliate of any such party) to enforce the provisions of this Agreement or the Merger Agreement.
3.4
Efforts. Each Supporting Holder (solely in its capacity as a stockholder of the Company as contemplated by Section 4.2) hereby agrees that it will, and will direct each of its Representatives acting on its behalf in such capacity to, (i) use its reasonable best efforts to cooperate with the Company and its Subsidiaries in avoiding any Default or Event of Default (as such terms are defined in the Credit Agreement) under the Credit Agreement and (ii) not intentionally cause the Company or any of its Subsidiaries to take any action which would reasonably be expected to result in a Default or Event of Default under the Credit Agreement; provided, however, that nothing in this Section 3.4 shall require any Supporting Holder or any Representative thereof to (x) make any loans, advances, capital contributions or investments to or in the Company or any of its Subsidiaries or (y) take any action to enable the Company or any of its Subsidiaries to cure any Default or Event of Default under the Credit Agreement.

ARTICLE IV MISCELLANEOUS

4.1
Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the mutual written consent of the parties hereto; provided, that the Company has previously obtained the approval of the Special Committee to terminate this Agreement; (b) the Company Merger Effective Time and (c) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, however, that the provisions of this Article IV shall survive the termination of this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
4.2
Stockholder Capacity. This Agreement is being entered into by each Supporting Holder solely in its capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Supporting Holder or any Affiliate of such Supporting Holder (including any employees, investment professionals or advisors of CORE) who is a director, officer or employee of the Company to take (or omit to take) any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

4.3
Further Assurances. Each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement. In furtherance of the foregoing, (a) each Supporting Holder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure and the Proxy Statement, as applicable, such Supporting Holder's identity and the nature of such Supporting Holder's obligations under this Agreement and (b) the Company hereby authorizes each Supporting Holder, Parent, CORE and their respective Affiliates to publish and disclose in any announcement or disclosure, any amendment to an information statement on Schedule 13D and the Schedule 13E-3, as applicable, the Company’s and each such Supporting Holder’s identity and the nature of such Supporting Holder’s obligations under this Agreement.
4.4
Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be effective or made by the Company without first obtaining approval of the Special Committee.
4.5
Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated hereby are consummated.
4.6
Successors and Assigns; No Third-Party Rights. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, other than pursuant to a Permitted Transfer, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, further, that with respect to any such consent granted by the Company, the Company shall have previously obtained the approval of the Special Committee. Except as set forth in Section 4.15, nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.
4.7
Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, including its statute of limitations, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.
4.8
Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 4.10 or in such other manner as may be permitted by applicable Law, and nothing in this Section 4.8 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any such Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any such Legal Proceeding will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any such Legal Proceeding in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding described herein in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
4.9
WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE). EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER;

(B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER;

(C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.

4.10
Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (x) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (y) one

(1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (z) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)
if to the Company to:

Fathom Digital Manufacturing Corporation 1050 Walnut Ridge Drive

Hartland, WI 53029

Attention: Carey Chen, CEO Email: Carey.Chen@fathommfg.com

with copies (which will not constitute notice) to: Winston & Strawn LLP

35 W. Wacker Drive Chicago, Illinois 60601

Attention: Steven J. Gavin, Partner Email: SGavin@winston.com

-and-

Winston & Strawn LLP 200 Park Avenue

New York, New York 10166

Attention: Jason D. Osborn, Partner Email: JOsborn@winston.com

-and-

Vedder Price P.C.

222 North LaSalle Street, Suite 2400

Chicago, Illinois 60601

Attention: Michael A. Nemeroff Email: mnemeroff@vedderprice.com

(b)
if to Parent or to any Supporting Holder to: c/o CORE Industrial Partners, LLC

110 N Wacker Drive Suite 2000

Chicago, Illinois 60606 Attention: John May Email: john@coreipfund.com with copies (which will not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle

Chicago, Illinois 65654

Attention: Benjamin P. Clinger, P.C. Adam M. Wexner, P.C.

Lee M. Blum

Email: bclinger@kirkland.com adam.wexner@kirkland.com lee.blum@kirkland.com

-and-

Kirkland & Ellis LLP 601 Lexington Avenue

New York, New York 10022 Attention: Edward J. Lee, P.C.

Carlo Zenkner, P.C.

Email: edward.lee@kirkland.com carlo.zenkner@kirkland.com

Any notice received at the addressee's location, or by email at the addressee's email address on any day that is not a Business Day (or that is received after 5:00 p.m. at the addressee's local time on a Business Day) will be deemed to have been received at 9:00 a.m., Eastern time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties hereto of a change in its address or email address through a notice given in accordance with this Section 4.10, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 4.10 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice or

(ii) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 4.10.

4.11
Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
4.12
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
4.13
Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.
4.14
Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto and all common law duties with respect to the subject matter hereof.
4.15
Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability to any Supporting Holder, Parent or the Company for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. Each Non-Recourse Party is an express third-party beneficiary of this Section 4.15.
4.16
No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Company Board and the Special Committee have approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the DGCL, the Charter, the Bylaws or any similar organizational document of the Company, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Company Merger, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed and delivered by all parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

COMPANY:

FATHOM DIGITAL MANUFACTURING CORPORATION

By: /s/ Carey Chen

Name: Carey Chen

Title: CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PARENT:

FATHOM DIGITAL MANUFACTURING INTERMEDIATE, LLC

By: /s/ John May

Name: John May

Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SUPPORTING HOLDERS:

CORE INDUSTRIAL PARTNERS FUND I, L.P.

BY: CORE INDUSTRIAL PARTNERS GP I, LLC

ITS: GENERAL PARTNER

By: /s/ John May

Name: John May

Title: Managing Partner

CORE INDUSTRIAL PARTNERS FUND I PARALLEL, L.P.

BY: CORE INDUSTRIAL PARTNERS GP I, LLC

ITS: GENERAL PARTNER

By: s/ John May

Name: John May

Title: Manging Partner

Exhibit A

Supporting Holder	Covered Shares
CORE Industrial Partners Fund I, L.P.	Class B Common Stock: 3,168,894
CORE Industrial Partners Fund I Parallel, L.P.	Class A Common Stock: 1,121,007
Total Covered Shares:	4,289,901